Exhibit 99.1

Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, CO 80203
Phone: (303) 295-3995

Cimarex Launches Tender Offer for Any and All of its

5.875% Senior Notes Due 2022

DENVER, April 3, 2017 — Cimarex Energy Co. (NYSE: XEC) (“Cimarex”) today announced that it has commenced a cash tender offer to purchase any and all of its 5.875% Senior Notes due 2022 (the “2022 Notes”). As of April 3, 2017, Cimarex had $750 million aggregate principal amount of the 2022 Notes outstanding. The tender offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal, each dated as of April 3, 2017, and a Notice of Guaranteed Delivery. The tender offer will expire at 5:00 p.m., New York City time, on April 7, 2017, unless extended (the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time unless extended.

Holders of notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery and subsequently deliver such notes, each in accordance with the instructions described in the Offer to Purchase, will receive total cash consideration of $1,031.67 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date, which is expected to occur on April 10, 2017.

The tender offer is contingent upon, among other things, Cimarex’s successful completion of a proposed debt financing transaction. The tender offer is not conditioned on any minimum amount of notes being tendered. Cimarex may amend, extend or terminate the tender offer in its sole discretion, subject to applicable law. Cimarex currently intends to redeem any and all notes that are not validly tendered and purchased by Cimarex in the tender offer and that remain outstanding.

The tender offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer, by telephone at (800) 791-3320 (toll-free) or, for banks and brokers, at (212) 269-5550 or the following web address: www.dfking.com/xec.

Persons with questions regarding the tender offer should contact the following dealer managers:  J.P. Morgan Securities LLC, by telephone at (866) 834-4666 (U.S. toll-free) or (212) 834-3424 (call collect); or Wells Fargo Securities, LLC, by telephone at (866) 309-6316 (U.S. toll-free) or (704) 410-4760 (call collect).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This announcement is not a solicitation of tenders with respect to the 2022 Notes and shall not constitute a notice of redemption under the indenture governing the 2022 Notes.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the consummation of the proposed transactions described above. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Specifically, Cimarex cannot assure you that the proposed transactions (including the proposed debt financing transaction) described above will be consummated on the terms Cimarex currently contemplates, if at all. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.  Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside Cimarex’s control, including the risks and uncertainties described in Cimarex’s SEC reports. Cimarex is not responsible for any changes made to this release by wire or Internet services.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Karen Acierno, 303.285.4957